Exhibit 4.54

[Shareholder A]

[Shareholder B]

AND

[E-House Entity]

Loan Agreement

[Date]

LOAN AGREEMENT

This LOAN AGREEMENT (“this Agreement”) is entered into on                                       by:

1.             [Shareholder A]

Identity Card Number:

2.             [Shareholder B]

Identity Card Number:

([Shareholder A] and [Shareholder B] are collectively referred to as the “Borrowers”)

3.             [E-House Entity] (the “Lender”)

Registered Address:

(In this Agreement, the above parties are referred to individually as a “Party” and collectively the “Parties”.)

WHEREAS:

(1)           [VIE] (the “Domestic Company”) is [proposed to be established as] a                                    duly incorporated and validly existing in                                      , China under the laws of the PRC, and the [proposed] registered capital is RMB                                  (in words:                                Yuan).

(2)           The Lender intends to provide a loan to [Shareholder A] and [Shareholder B] respectively for [purpose].

In order to clarify the rights and obligations of the Lender and the Borrowers under the above loan arrangement, the Parties hereby agree as follows:

Article 1 Definitions

1.1          Unless otherwise specified in this Agreement, the following terms used in this Agreement shall have the meanings prescribed thereto below.

“Loan” means the loan provided by the Lender to the Borrowers in the amount of RMB                               (in words:                                    Yuan) pursuant to Article 2.1, among which a loan in the amount of RMB                               (in words:                                     Yuan) is provided to [Shareholder A], and a loan in the amount of RMB                                    (in words:                               Yuan) is provided to [Shareholder B].

“Outstanding Amount” means the respective unpaid amount payable by the Borrowers under the Loan.

“PRC” means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong, Macao, and Taiwan.

“Term” has the meaning prescribed in Article 4.1 hereof.

“Repayment Notice” has the meaning prescribed in Article 5.2 hereof.

“Repayment Request” has the meaning prescribed in Article 5.3 hereof.

“Confidential Information” has the meaning prescribed in Article 7.1 hereof.

“Available Rights” has the meaning prescribed in Article 10.5 hereof.

1.2          Any reference in this Agreement to the following terms shall be interpreted as the following meanings.

“Article” shall be interpreted as an article in this Agreement, unless otherwise specified in the context of this Agreement.

“Taxes” shall be interpreted to include any taxes, fees, duties, or other charges of the same nature (including but not limited to any penalties or interests related to any unpaid or overdue amount of such Taxes).

“Borrowers” or “Lender” shall be interpreted to include the successors and assignees of such Party.

1.3          Unless otherwise specified, any reference in this Agreement to this Agreement or any other agreement or document shall, as the case may be, be interpreted as the reference to the amendments, modifications, replacements or supplements to this Agreement or such other agreement or document that are already made or may be made in the future from time to time.

Article 2 Loan

2.1          Pursuant to the terms and conditions of this Agreement, the Lender agrees to provide the Loan to the Borrowers. The Parties confirm that the amount of the principal to be paid by the Lender to the Borrowers after the signing of this Agreement is RMB                                      (in words:                                        Yuan)

The Lender shall provide a loan in the amount of RMB                                        (in words:                                  Yuan) to [Shareholder A] and a loan in the amount of RMB                                    (in words:                                       Yuan) to [Shareholder B].

The Borrowers cannot use the Loan under this Agreement unless for the purpose of the establishment of the Domestic Company, and holding 100% equity interest of the Domestic Company. Without the prior written consent of the Lender, the Borrowers cannot use any part of the Loan for any other purpose.

2.2          The Parties confirm that the Borrowers shall repay the Loan to the Lender in accordance with, and perform all of its other obligations under, this Agreement.

2.3          The Borrowers shall enter into an equity interest pledge agreement with the Lender in accordance with the requirements of the Lender, to pledge, all of its equity interest in the Domestic Company, to secure the Borrowers’ performance of all of their obligations under this Agreement. The Borrowers shall also cooperate with the Lender to register the equity interest pledge agreement with the competent administration for industry and commerce.

Article 3 Interest

The Lender confirms that there shall be no interest accruing on the Loan.

Article 4 Term

4.1          The term of any part of the Loan under this Agreement shall commence on the date on which the Lender provides the Loan to the Borrowers and end on the earliest of (1) the twentieth (20th) anniversary of the effective date of this Agreement, (2) the expiration date of the business term of the Lender (including its business term as extended), and (3) the expiration date of the business term of the Domestic Company (including its business term as extended) (the “Term”).

Article 5 Repayment

5.1          On the expiration date of the Term, unless the Parties unanimously agree to extend the Term to the extent permitted by the applicable laws and regulations, the Borrowers shall fully repay the Outstanding Amount on a one-off basis. Under such circumstance, to the extent not in violation of the applicable laws and regulations, the Lender has the right to purchase, itself or by any designated third party, all of the equity interest in the Domestic Company held by the Borrowers at that time, the purchase price for which shall be equal to the Outstanding Amount.

5.2          During the Term, the Lender may, at any time, determine at its sole discretion to accelerate the repayment of the Loan and require any or both of the Borrowers to repay all or any part of the Outstanding Amount by a written notice to any of the Borrowers thirty (30) days in advance (the “Repayment Notice”).

If the Lender requires any of the Borrowers to repay any amount pursuant to the previous Paragraph, to the extent not in violation of the applicable laws and regulations, the Lender has the right to purchase, itself or by any designated third party, certain portion of the equity interest in the Domestic Company held by such Borrower, the purchase price for which shall be equal to that portion of the Outstanding Amount required to be repaid, and the percentage of the equity interest required to be sold against the equity interest in the Domestic Company held by such Borrower on the effective date of this Agreement shall be equal to the percentage of the Outstanding Amount required to be repaid against the total amount of the Loan borrowed by such Borrower under this Agreement.

5.3          To the extent the applicable laws and regulations allow the Lender to hold the equity interest in the Domestic Company, any of the Borrowers may, at any time, give a repayment request to the Lender thirty (30) days in advance to request to prepay all or any part of the Outstanding Amount (the “Repayment Request”).

Under such circumstance, to the extent not in violation of the applicable laws and regulations, the Lender has the right to purchase, itself or by any designated third party, certain portion of the equity interest in the Domestic Company held by the Borrower proposing the repayment, the purchase price for which shall be equal to that portion of the Outstanding Amount proposed to be repaid, provided that the percentage of the equity interest required to be sold against the equity interest in the Domestic Company held by such Borrower on the effective date of this Agreement shall be equal to the percentage of the Outstanding Amount proposed to be repaid against the total amount of the Loan borrowed by such Borrower under this Agreement.

5.4          The Borrower required or proposing to repay any amount shall repay the relevant Outstanding Amount in cash or in such other manner as approved by the Lender in writing in advance and permitted by the applicable laws and regulations.

5.5          When the Borrowers repay the Outstanding Amount pursuant to the above provisions of this Article 5, the Parties shall complete the equity interest transfer provided in this Article 5 at the same time to ensure that, at the same time when the Outstanding Amount is repaid, the Lender or any third party designated by the Lender has lawfully and fully accepted the relevant equity interest in the Domestic Company pursuant to the above provisions, and such equity interest is free and clear of any pledge or any other form of encumbrance. When the equity interest in the Domestic Company is to be transferred pursuant to the above provisions, the Borrowers shall provide all reasonable assistance and shall waive all of their rights of first refusal to purchase such equity interest.

5.6          After the Borrowers transfer all of their equity interest in the Domestic Company to the Lender or any third party designated by the Lender and repay all of the Outstanding Amount pursuant to the above provisions of this Article 5, the Borrowers have no obligations of repayment under this Agreement.

Article 6 Taxes

The Lender shall assume all of the Taxes related to the Loan.

Article 7 Confidentiality

7.1          Irrespective of the termination of this Agreement, the Borrowers are obligated to keep confidential the trade secrets, proprietary information, clients’ information and all other information of confidential nature related to the Lender that are known to or received by the Borrowers as a result of the execution or performance of this Agreement (collectively the “Confidential Information”). The Borrowers shall not use such Confidential Information for any purpose other than for the performance of its obligations under this Agreement. Unless otherwise approved by the Lender in writing in advance or required by the relevant laws or regulations, the Borrowers shall not disclose any of the Confidential Information to any third party.

7.2          The Confidential Information does not include:

(1)           the information that has been lawfully acquired by the Party receiving the information before as evidenced by certain written evidence;

(2)           the information entering the public domain without attribution to any fault of the Party receiving the information; and

(3)           the information lawfully acquired by the Party receiving the information from other sources after being received by the Party.

7.3          After the termination of this Agreement, the Borrowers shall, as requested by the Lender, return, destroy, or otherwise dispose of all of the documents, datum, or software provided by the Lender that contain any Confidential Information, and stop using the Confidential Information.

7.4          Notwithstanding any other provision of this Agreement, the effect of this Article 7 shall not be affected by the suspension or termination of this Agreement.

Article 8 Notice

8.1          Any notice, request, demand or other correspondence required under or in accordance with this Agreement shall be delivered to the related Party in writing.

8.2          The above notice or other correspondence, shall be deemed to be delivered (i) upon being sent out if by facsimile or electric transmission, or (ii) upon handover in person if by hand delivery; or (iii) upon the fifth (5th) day of being posted if by mail.

Article 9 Default Liabilities

9.1          The Borrowers undertake to indemnify the Lender against any actions, charges, claims, costs, damage, demands, expenses, liabilities, losses or procedures suffered or incurred by the Lender due to any breach by the Borrowers of any of their obligations under this Agreement.

9.2          Notwithstanding any other provision of this Agreement, the effect of this Article shall not be affected by the suspension or termination of this Agreement.

Article 10 Miscellaneous

10.1        This Agreement is written in Chinese in three (3) originals. Each of the Parties to this Agreement shall hold one (1) original.

10.2        The execution, effectiveness, performance, modification, interpretation and termination of this Agreement shall be governed by the laws of the PRC.

10.3        Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through consultation. In the event the Parties fail to agree with each other within thirty (30) days after the dispute arises, the dispute shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Commission for arbitration in Shanghai in accordance with the arbitration rules thereof effective at the submission of the application for arbitration. The arbitration award shall be final and binding upon the Parties.

10.4        Any right, power or remedy granted to each of the Parties by any provision of this Agreement shall not preclude any other rights, powers or remedies that such Party is entitled to under the laws and under any other provisions of this Agreement, and any Party’s exercise of any of its rights, powers or remedies shall not preclude its exercise of any other rights, powers or remedies that it is entitled to.

10.5        A Party’s failure or delay in exercising any of its rights, powers or remedies that it is entitled to under this Agreement or under the laws (the “Available Rights”) shall not constitute its waiver of such rights, nor shall any single or partial waiver of any Available Rights by a Party preclude its exercise of those rights in another manner or its exercise of any other Available Rights.

10.6        The headings in this Agreement are written for the ease of reference only, and shall in no event be used for, or affect, the interpretation to this Agreement.

10.7        Each provision of this Agreement is severable and independent from any of the other provisions. If at any time any one or more provisions of this Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby.

10.8        This Agreement, upon taking effect, shall supersede any other legal documents executed by the Parties in respect of the subject of this Agreement. Any amendment or supplement to this Agreement shall not come into effect unless made in writing and duly executed by the Parties.

10.9        Without the prior written consent of the Lender, the Borrowers shall not transfer any of their rights and/or obligations under this Agreement to any third party. The Lender has the right to transfer any of its rights under this Agreement to any third party upon the prior written notice to the other Parties.

[INTENTIONALLY LEFT BLANK BELOW]

[EXECUTION PAGE]

IN WITNESS WHEREOF, this LOAN AGREEMENT is executed by the following Parties on the date first written above.

[Shareholder A]
By:	/s/

[Shareholder B]
By:	/s/

[Lender]
(Seal)

/s/